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                                                                     Exhibit 2.3

                          SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (the "AGREEMENT") is entered into as of June 10, 2003 by and between XGI Technology Inc., a corporation organized under the laws of the Republic of China, having its principal place of business located at 4th floor, No. 25, Alley 18, Lane 81, Jiangung 2nd RD., Hsinchu City, Taiwan 300, R.O.C. (the "COMPANY"), and Trident Microsystems (Far East) Ltd., a Cayman Islands, B.W.I. corporation, having its principal place of business located at Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I. ("TMFE").

                                    RECITALS

     WHEREAS, the Company and TMFE has entered into a Securities Purchase Agreement pursuant to which the Company will acquire certain shares of XGI Cayman Ltd. held by TMFE and desire to further strengthen the cooperative relationship.

     WHEREAS, TMFE wishes to subscribe shares to be issued by the Company and the Company wishes issue shares to be subscribed by TMFE.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties, conditions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                        SALE AND ISSUANCE OF COMMON STOCK

     1.1 ISSUANCE OF COMMON STOCK. Subject to the terms and conditions hereof, the Company agrees to issue 45,000,000 shares of common shares (the "COMMON STOCK") and TMFE agrees to subscribe from the Company for the Purchase Price described in Section 1.2 hereof the Common Stock at the Closing as defined herein below. The rights and obligations of the Common Stock are the same as that of the commons shares issued in accordance with the Articles of Incorporation of the Company as Exhibit C attached to this Agreement.

     1.2 PURCHASE PRICE. The aggregate New Taiwan Dollar ("NT$") price to be paid by TMFE to the Company shall be NT$450,000,000 (the "PURCHASE PRICE").

                                    ARTICLE 2

                                CLOSING; DELIVERY

         2.1 CLOSING. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the payment of the Purchase Price (the "CLOSING") shall be made at July 15, 2003, or such other place as the parties shall agree. The date of Closing shall be the earlier of
(i) 12:01 a.m., Taiwan Time, July 15, 2003, or (ii) three (3) days after satisfaction of the conditions set forth in Section 4 have been met. The Purchase Price delivered to the Company at the Closing shall be made by wire transfer to the bank account designated by the Company.

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         2.2      DELIVERY. Subject to applicable law and the terms of this
Agreement, forty-five days after the Closing the Company will deliver to TMFE stock certificates representing the Common Stock.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to TMFE, and agrees, that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit A, which exceptions shall be deemed to be representations and warranties as if made hereunder:

         (a) Organization and Standing. The Company is duly organized, validly existing and in good standing under the laws of Taiwan, the Republic of China (the "ROC"), and it has all necessary authority and power to own its property, to carry on its business as now owned or operated, and to conduct its business.

         (b) Corporate Power. The Company has all requisite legal and corporate power to enter into this Agreement, to sell and transfer the Common Stock hereunder, to consummate the Closing and to carry out and perform its obligations under the terms of this Agreement.

         (c) Capitalization. The authorized capital stock of the Company consists of 170,000,000 shares, of which 20,000,000 will be warrants, with a par value of Ten New Taiwan Dollars (NT$10), of which 90,000,000 shares are issued and outstanding, fully paid, non-assessable and name-bearing shares. There are no outstanding securities, or other agreements or commitments obligating the Company to issue any additional shares, except as provided in Section 1.1 of this Agreement. There are no outstanding rights, contingent or otherwise, to acquire from or transfer to any other person any of the capital stock of the Company.

         (d) Corporate Documents, Business Records. The Company has made available to TMFE for its examination true, correct and complete copies of the Articles of Incorporation, Shareholders' Roster, Company Registration, Company License and Business License of the Company, and have made available for TMFE's review the minute books, or records of activities of the Company. To the knowledge of the Company, such information contains all the material information required to set forth the significant and material proceedings and actions of the Company's shareholders and board of directors.

         (e) Compliance with other Instruments. The Company is not in violation of or in default with respect to any term or provision of (i) its Articles of Incorporation; (ii) any material contract, agreement or instrument to which the Company may be a party or by which the Company may be bound, or
(iii) any judgment, order o writ, injunction or degree of any court or arbitration, or of any administrative or governmental agency or authority, and the Company is not now in violation of any ordinance or other statute, rule, license, permit or regulation of any governmental or quasi-governmental agency, applicable to the Company or by which it may be bound in any case or in any manner so as presently or at any future times to affect the Company adversely in any respect.

         (f) Financial Statements. All financial statements provided to TMFE before the Closing (i) have been and shall have been prepared in accordance with ROC generally accepted accounting principles consistently applied throughout the periods indicated and in prior periods, (ii) fairly and accurately present the financial position of the Company as of the respective dates indicated and the results of its operations for the respective periods indicated, and (iii) were prepared from the books and records of the Company, which books and records are complete and correct and fairly represent the operations and transactions of the Company.

         (g) Negative Changes. Prior to the Closing there shall have been no occurrence of any event or series of events the cumulative negative effect of which has, or results in, material adverse effects on the financial condition and/or business of the Company.

         (h) Tax Returns and Payments. The Company has duly completed and will continue to duly comply with its obligations to account to the ROC tax authorities for all amounts for which it is or may become

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accountable in respect of taxation. All returns in connection with taxation that should have been made by the Company have been made correctly and on a proper basis and will continue to be so made.

         (i) Liabilities and Debts, Etc. Except as reflected in the financial statements or arising in the ordinary course of business, the Company has no liabilities, debts, obligation or responsibilities, known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, or of any kind. All salaries and compensation, including without limitation any bonuses or other variable compensation, of all officers, employees and others who perform personal service for the Company has been paid when due.

         (j) Litigation and Claims. Neither the Company nor any officer, director, employee or agent of the Company, is a party to or affected by any pending, and has no notice or knowledge of any threatened, action, suit, proceeding, arbitration, or investigation in, before or by any court or any governmental board, commission, agency, department or officer, arising from any act by the Company, the directors, or any of its shareholders, or in the case of an individual, his/her acts in his/her capacity as an officer, director, employee, or agent of the Company, in which settlement, determination, judgment, ruling or decree would have any adverse effect on the business assets or financial condition of the Company.

         (k) Brokers or Finders; Other Offers. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         (l) System Integrated Systems Corp. ("SIS") Business. Prior to the Closing, SIS shall have licensed the Company all intellectual property used by SIS in such graphics business.

     3.2 REPRESENTATIONS AND WARRANTIES OF TMFE. TMFE represents and warrants to the Company that, except as set forth on TMFE Schedule of Exceptions attached hereto as Exhibit B, which exceptions shall be deemed to be representations and warranties as if made hereunder:

         (a) Organization and Standing. TMFE is a corporation duly organized and validly existing under, and by virtue of, the laws of Cayman Island and is in good standing under such laws. TMFE has the requisite corporate power to own and operate its properties and Assets and to carry on its business as presently conducted and as proposed to be conducted.

         (b) Corporate Power. TMFE has all requisite right, power and authority to enter into and perform TMFE's obligations under this Agreement, and this Agreement constitutes a valid and binding obligation of TMFE enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

         (c) No Governmental Approval Required. No Consent, approval or authorization of or designation, declaration or filing with any Governmental Authority on the part of TMFE is required in connection with the valid execution and delivery of this Agreement.

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                                    ARTICLE 4

                           OBLIGATIONS BEFORE CLOSING

     4.1 GOVERNMENT APPROVALS. Promptly after the execution of this Agreement, TMFE shall submit the necessary applications and notifications to the appropriate ROC government agencies for the requisite approvals under the applicable ROC laws and regulations for:

         (a) purchase by TMFE of the Common Stock pursuant to this Agreement;

         (b) payment for the Common Stock by TMFE with funds which require ROC government approval to qualify for foreign investment and foreign exchange rights under the foreign investment and foreign exchange laws and regulations of the ROC;

         (c) validation of the rights of TMFE to convert into foreign exchange and to repatriate interest, dividends and other profits distributions to TMFE from the Company, and

         (d) validation of the rights of TMFE to convert into foreign exchange and to repatriate funds utilized by TMFE in the purchase of the Common Stock, and otherwise invested by TMFE in the Company as equity contributions, including equity contributions which are made from dividends and other profit distributions to TMFE by the Company.

     4.2 ACCESS TO INFORMATION. TMFE and its representatives shall be entitled to have full access during normal business hours to all the Company's properties, books, accounts, records, contracts and documents. The Company shall furnish or cause to be furnished to TMFE and its representatives all data and information concerning its business.

     4.3 BUSINESS IN NORMAL COURSE. The Company shall carry on its business and activities diligently and in substantially the same manner as the Company has represented to TMFE that they will be conducted.

     4.4 NEW TRANSACTIONS. The Company shall not do or agree to do any of the following acts:

         (a) sell or dispose of any assets of the Company other than inventory without the prior written consent of TMFE, and

         (b) except in the ordinary course of business of the Company or with the prior written notice of TMFE, make any capital expenditures in excess of NT$100,000,000.

                                    ARTICLE 5

                        CONDITIONS TO TMFE'S PERFORMANCE

     5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties provided pursuant to this agreement shall be true at and as of the Closing as though made at and as that time.

     5.2 ARTICLES OF INCORPORATION. The Company shall have reserved sufficient authorized common shares for the issuance of Common Stock representing paid-up capital of NT$1.5 billion in form and substance similar to Exhibit C.

     5.3 CAPITAL INCREASE. The Board of Directors of the Company has passed a

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resolution of making a capital increase for cash by issuing the Common Stock at a par value of NT$ 10 per share and the Company shall have obtained valid written consents from all its shareholders and employees not to purchase Common Stock pursuant to the exercise of their preemptive rights under the ROC Company law.

     5.4 THE COMPANY'S PERFORMANCE. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement or pursuant to this Agreement to be performed, satisfied or complied with by it at or before the Closing.

     5.5 THE COMPANY'S CAPITAL. Immediately prior to the Closing, the Company will have intellectual property valued at least at NT$200,000,000. On the record date of the capital increase by issuing the Common Stock and other common shares of the Company (the "Record Date"), (i) TMFE will hold thirty percent (30%) of the outstanding stock of the Company, (ii) and the Company will have an amount of paid-in capital in the form of cash in excess of NT$820,000,000.

     5.6 CERTIFICATIONS. TMFE shall have received a certificate, dated as of the Closing signed and sealed by the Chairman of the Company, certifying that the conditions specified in this Agreement have been fulfilled.

     5.7 GOVERNMENT APPROVALS. Approvals of the ROC government pursuant to
Section 4.1 shall have been received in form and substance reasonably satisfactory to TMFE and the Company.

     5.8 OFFICERS AND EMPLOYEES. As of the Closing, the Company is not aware of any of the management or supervisory employees of the Company who have indicated his or her unwillingness to continue employment with the Company after the Closing on terms substantially similar to his or her current terms of employment, and there shall have been no indication of any such unwillingness on the part of other employees of the Company which TMFE deems to have a material adverse effects on the Company.

     5.9 LITIGATION. There shall be no investigation, notice, litigation arbitration or proceeding pending or threatened for the purpose of preventing the consummation of this Agreement, or the transactions contemplated herein, or otherwise claiming that the consummation of this Agreement is illegal or improper which, if decided adversely, would materially adversely affect TMFE's rights hereunder.

                                    ARTICLE 6

                                  MISCELLANEOUS

         6.1 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules referenced or attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         6.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the ROC laws.

         6.3 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

                  if to TMFE:

                           Trident Microsystems (Far East) Ltd.
                           Attn: President
                           Unit 2-5, 5/F
                           Future Plaza

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                           111-113 How Ming Street
                           Kwun Tong, Kowloon
                           Hong Kong

                  with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           Attn: J. Howard Clowes
                           153 Townsend Street, Suite 800
                           San Francisco, California 94107

                  if to the Company:

                           XGI Technology, Inc.
                           Attn: President
                           4th floor, No. 25, Alley 18
                           Lane 81, Jiangung 2nd RD.
                           Hsinchu City, Taiwan 300
                           R.O.C.

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         6.4 PARTIES IN INTEREST. This Agreement, including the exhibits and schedules hereto, and the other documents referred to herein, shall be binding upon and inure to the benefit of TMFE, its parent and affiliates and the Company and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         6.5 COUNTERPARTS. This Agreement, including the exhibits and schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         6.6 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation, or in conjunction with a change of control event. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

         6.7 SEVERABILITY. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

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         6.8      FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         6.9 AMENDMENT. Except as otherwise explicitly set forth herein, no change, waiver or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         6.10     TERMINATION. This Agreement may be terminated prior to the
Closing:

                  (a)      by mutual written consent of TMFE and the Company;

                  (b) by either TMFE or the Company if the Closing shall not have been consummated by June 30, 2004 (unless the failure to consummate the Closing is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);

                  (c) by either TMFE or the Company if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing.

         6.11 STOCK TRANSFER. The Company hereby agrees that after the Closing of this transaction, TMFE may transfer in accordance with the laws of the R.O.C. 15,000,0000 shares of Common Stock to a third party without restriction and that the Company will use reasonable efforts to assist TMFE with such transaction.

         6.12 ARTICLES OF INCORPORATION. Promptly after the Record Date, the Company will amend Article 15 of the Articles of Incorporation to provide that the total number of directors shall be five (5). The Company further agrees that TMFE or its affiliates shall be entitled to elect two of the five directors.

         6.13 INTERPRETATION. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any schedule or exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

         6.14 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail (other than as otherwise provided herein).

         6.15 PAYMENT OF EXPENSES. Except as otherwise provided in this Agreement or any other agreement between the parties relating to the Closing, all costs and expenses of the parties hereto in connection with the Closing, the preparation of this Agreement and the transactions contemplated hereby shall be paid by the party which incurs such costs or expenses.

         6.16 AUDITORS AND AUDITS; ANNUAL AND QUARTERLY STATEMENTS AND ACCOUNTING. Each party hereto agrees to cooperate in providing the other with such financial information as may be required in order to meet financial reporting obligations of the other party in a timely manner.

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         WHEREFORE, the parties have signed this Securities Purchase Agreement effective as of the Effective Date.

XGI TECHNOLOGY, INC.           TRIDENT MICROSYSTEMS (FAR EAST) LTD.
a Taiwanese corporation        a Cayman Islands, B.W.I. corporation

By: /s/ Chris Lin              By: /s/ Frank Lin

------------------------       -------------------------------------------------

Name: Chris Lin                Name: Frank Lin

Title: President               Title: President and Chief Executive Officer

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LIST OF EXHIBITS

A                 The Company's Schedule of Exceptions
B                 TMFE Schedule of Exceptions
C                 Articles of Incorporation of XGI Technology Inc.

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                                    EXHIBIT A
                      THE COMPANY'S SCHEDULE OF EXCEPTIONS

NONE.

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                                    EXHIBIT B
                           TMFE SCHEDULE OF EXCEPTIONS

NONE.

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                                    EXHIBIT C
ARTICLES OF INCORPORATION OF XGI TECHNOLOGY INC.

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